MEDIA ARTS GROUP, INC.

Exhibit 10.48

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of June 19, 2001, by and between MEDIA ARTS GROUP, INC., a Delaware corporation (the “Employer” or the “Company”), and ANTHONY THOMOPOULOS, of 1280 Canyon Road, Los Angeles, CA 90077 (the “Employee”).

RECITALS

A. Employer is the holding company of various wholly owned subsidiaries which are engaged in the business of the creation, printing, reproduction, marketing, production, and selling of various forms of artwork, including, without limitation, paintings, prints, lithographs, posters, as well as licensing and wholesale distribution of plates, figurines, and other two- and three-dimensional artwork.  Employer is also engaged in significant growth which may lead to the acquisition and development of related and other businesses.

B. The Board of Directors of the Employer (the “Board”) has approved and authorized the entry of this Agreement with the Employee.

C. The parties of this Agreement desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Employee with the Employer.

NOW, THEREFORE, IN CONSIDERATION OF THE COVENANTS, CONDITIONS AND PROMISES OF THE PARTIES SET FORTH BELOW, Employer and Employee agree as follows:

1)    Employment.  The Employee is employed as Interim Chief Executive Officer as of the date of this Agreement and through and until the termination of this Agreement, as hereinafter defined, with the duties and responsibilities and on the terms and conditions hereinafter set forth.

2)    Responsibilities and Duties of Employee.  It is agreed that Employee is employed on a full-time basis (approximately three to four days per week), which is defined to mean Employee’s entire productive time, ability and attention.  In his capacity as Interim Chief Executive Officer, Employee shall be primarily responsible for, and shall personally perform or personally supervise, the strategic management and functions of the Company.  In addition, Employee shall be responsible for the search and retention of a Chief Executive Officer for the Company.

In addition to the aforementioned responsibilities and duties, Employee shall perform such other duties and responsibilities as the Board shall designate as are not inconsistent with the Employee’s position with the Employer, including the performance of duties with respect to any subsidiaries of the Employer.

Employee shall at times perform the duties set forth herein faithfully, industriously, and to the best of the Employee’s ability, experience and talent.  Employee shall be responsible to the Board in regard to all matters unless otherwise mutually agreed to by the parties.

3)    Location of the Employee’s Work.  The Employee shall be based in the principal executive offices of the Employer in Morgan Hill, California, or in any city which the principal executive offices of the Employer may relocate.  The Employee shall be provided with appropriate temporary housing or lodging expenses including travel expenses to and from primary residence and corporate office during the term of his employment, along with appropriate transportation in the form of an automobile.

4)    Duration of Employment.  The Employer agrees to employ Employee in the capacity set for the above for the period of time commencing as of the date hereof and ending 90 days later, on September 17, 2001.  However, should Employee not find and the Company not be able to retain a suitable Chief Executive Officer on or before September 17, 2001, then Employee shall remain employed by the Company for up to an additional 90-day period, until December 16, 2001.

5)    Compensation to Employee.

a)     Salary.  The Employer agrees to pay the Employee total compensation for the initial 90-day period in the amount of $250,000.00.  Employee shall not be entitled to receive bonus payments or profit-sharing payments of any kind during the period of time Employee is employed hereunder.  If Employee is successful in identifying a Chief Executive Officer during the first 90-day period, and should the Company retain such Chief Executive Officer prior to the end of the first 90-day period, then Employee shall still be entitled to receive the full $250,000.00 compensation for the first 90-day period.  Should the employment of Employee extend into the second 90-day period, then Employee shall be compensated through the issuance of stock options, priced at $1.00 per share.  Such options shall be granted to Employee at the rate of 50,000 per 30-day period and shall be immediately exercisable at the conclusion of each 30-day period, or at the termination of Employee’s employment, whichever shall occur first.  Should Employee’s employment during the second 90-day period terminate prior to the end of any 30-day period therein, then the entire 50,000 options shall be granted at that time.

Should the employment of the employee be terminated prior to the first 90 days without cause (see paragraph 7a) the employee shall be entitled to receive the full $250,000 compensation for the first 90-day period.

The salary under this Paragraph (a) of this Section 5 shall be payable according to Employer’s normal payroll practices and shall be subject to standard federal and California tax withholding rules.

b)     Health Care, Disability, and Life Insurance Benefits.  The Employer agrees to provide medical insurance coverage under the Employer’s group medical insurance plan for the Employee and his dependents, at no cost to the Employee for such coverage of the Employee and his dependents.  The Employer agrees to pay the premiums on the life and disability insurance policies which are in effect as of the date hereof and under which the Employee receives life insurance and disability insurance coverage.

6)    Expenses Incurred by Employee.  In General.  In addition to the compensation structure set forth in Section 5, the Employer shall pay all direct out-of-pocket expenses incurred by the Employee in connection with the performance of his duties set forth herein including, but not limited to, travel, lodging and long distance telephone expenses.  The Employee shall include in any request for reimbursement for such expenses a detailed account with receipts of all expenses incurred by the Employee, and a detailed account of the business relating to those expenses, in connection with the performance of his duties as described in this Agreement.

7)    Termination.

a)     Cause.  Subject to the notice provisions set forth below, the Employer may terminate the Employee’s employment for “Cause” at any time.  “Cause” shall mean termination upon (1) the willful failure by the Employee to substantially perform his duties with the Employer (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties or (2) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise.  For purposes of this paragraph (a) of this Section 7, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by him not in good faith and without the reasonable belief that this action or omission was in the best interest of the Employer.  Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of such Board (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before such Board), finding that he has engaged in the conduct set forth above in this paragraph (a) and specifying the particulars thereof in detail.

b)     Notice of Termination.  Any termination of the Employee’s employment by the Employer or by the Employee shall be communicated by written Notice of Termination to the other party hereto in accordance with Section10.  “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in the Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee’s employment under the provision so indicated.

c)     Date of Termination.  “Date of Termination” shall mean (1) if the Employee’s employment is terminated by his death, the date of his death; (2) if the Employee’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that he shall not have returned to the full-time performance of his duties during such thirty (30) day period); (3) if the Employee’s employment is terminated for Cause, the date specified in the Notice of Termination (which shall not be less than thirty (30) days from the date of Notice of Termination is given), and (4) if the Employee’s employment is terminated for any other reason, the date specified in the Notice of Termination.

8)    No Assignments.  This Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of all of the other parties hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Employer.

a)     This Agreement shall inure to the benefit of and be enforceable by the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Employee should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, if there is no such designee, to his estate.

9)    Noncompetition.

a)     General.  The Employee agrees that while this Agreement is in effect, he will not, directly or indirectly, without the prior written consent of the Employer, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Employer or any subsidiary or affiliate of the Employer in violation of this Agreement and that the Employer would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Employee from competing with the Employer or any subsidiary or affiliate of the Employer, in the areas set forth above, in violation of this Agreement.

b)     Right to Company Materials.  The Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Employee, shall be and shall remain the property of the Employer, its subsidiary, or its affiliate, as the case may be.  Upon termination of employment of the expiration of the Agreement, all Company Materials shall be returned immediately to the Employer, its subsidiary, or its affiliate, as the case may be; provided, however, that the Employee shall be entitled to make and retain any copies thereof with respect to matters involving the Employee.

c)     Antisolicitation.  The Employee promises and agrees that while this Agreement continues in effect, he will not influence or attempt to influence customers or suppliers of the Employer or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation, or other entity then in competition with the business of the Employer, or any subsidiary or affiliate of the Employer.

d)     Soliciting Employees.  The Employee promises and agrees that while this Agreement continues in effect, he will not directly or indirectly solicit any of the employees of the Employer, its subsidiaries or its affiliates to work for or invest in, as the case may be, any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Employer or any subsidiary or affiliate of the Employer.

e)     Restriction on Use or Disclosure of Trade Secrets.  It is expressly understood that the Employee may be dealing with trade secrets of the Employer, its subsidiaries and its affiliates, including but not limited to information, system(s), inventions, and processes, all of a confidential nature, that concern the operations of the Employer, its subsidiaries or affiliates and that are the Employer’s property and are used in the course of the Employer’s business or that of its subsidiaries or affiliates.  The Employee promises and agrees that he will not disclose to anyone, directly, or indirectly, either while this Agreement is in effect or at any time thereafter, any of such trade secrets, or use them other than in the course of his employment.  The Employee acknowledges that the Employer may use all remedies, including injunctive relief, in order to enforce the provisions of this paragraph (e).

10)  Notice.  For the purpose of this Agreement, notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Employer:                                                                                                             MEDIA ARTS GROUP, INC.

                                                                                                                               900 Lightpost Way

                                                                                                                               Morgan Hill, CA 95037

                                                                                                                               Attn:  General Counsel

Employee:                                                                                                            ANTHONY THOMOPOULOS

                                                                                                                               1280 Stone Canyon Road

                                                                                                                               Los Angeles, CA 90077

11)  Indemnification.  If the Employee is made or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal administrative or investigative, by reason of the fact that he is or was an officer of the Employer, or is or was an officer of the Employer serving at the request of the Employer as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, then the Employer shall indemnify the Employee against expenses (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith, as such term is defined in the Bylaws of the Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that with respect to actions, suit or proceedings by or in the right of the Employer, the Employer shall not indemnify the Employee in respect of any claim, issue or matter as to such which Employee shall have been adjudged to be liable to the Employer unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Employee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Employer, and, with respect to any criminal action or proceeding, any reasonable cause to believe that his conduct is unlawful.

12)  Entire Agreement.  This Agreement represents the entire agreements of parties hereto.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any of the parties which are not expressly set forth in this Agreement.

13)  Amendments, Additions, Modifications, Waiver or Discharge.  No amendments or additions to this Agreement shall be binding unless in writing and signed by all parties hereto.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all parties hereto.

14)  Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California and any applicable federal laws.

15)  Captions and Section Numbers.  The captions and numbers to the sections and paragraphs of this Agreement are inserted for convenience only and shall not affect the construction or interpretation hereto.

16)  Triplicate Originals; Counterparts.  This Agreement and all amendments shall be fully executed in triplicate and each triplicate shall constitute an original of the same instrument.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17)  Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Morgan Hill, California in accordance with the rules or the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

18)  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19)  Numbers.  Unless the context clearly indicates otherwise, words used herein in the singular include the plural and words in the plural include the singular.

20)  Gender.  The use of feminine, masculine, or neuter pronoun shall not be restrictive as to gender and shall be interpreted in all cases as the context may require.

21)  Representations of Employee.  The Employee represents that he is not under contract of any kind with any entity or business which would prohibit him from entering into this Agreement.  The Employee further represents that he is entirely free to enter into this Agreement and that he neither has not will enter into any agreement or other obligation while this Agreement is in effect which might conflict with this Agreement or interfere or conflict with any of the terms thereof.

22)  Representation of Employer.  The Employer represents that it is a corporation in good standing by and under the laws of the State of Delaware and that its president has the authority to properly execute this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first indicated above.

MEDIA ARTS GROUP, INC.

	By:	/s/ Herb Montgomery
Herb Montgomery
Senior Vice President, Chief Financial Officer

/s/ Anthony D. Thomopoulos
Anthony Thomopoulos
Employee

/s/ Timothy S. Guster
Timothy Guster
Senior Vice President, General Counsel